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                                                                 EXHIBIT 10.31


                             [USA WASTE LETTERHEAD]



November 10, 1997

Mr. Kosti Shirvanian
23 Corporate Plaza #427
Newport Beach, CA 92660


Dear Kosti:

     This letter is written to follow up on our previous conversations regarding your resignation as an employee in connection with the change of control provision of your Employment Agreement (as hereinafter defined). In an effort to bring these discussions to a resolution, I offer the following terms. These terms are fair to USA Waste Services, Inc. ("USA Waste") and properly recognize the contributions you have made to this organization over the past several years.

  Termination of Employment and Employment Agreement:

  - You will resign as an employee effective as of the close of business on November 11, 1997 (the "Termination Date").

  - Your employment agreement dated as of December 18, 1995 as amended as of June 30, 1997 (the "Employment Agreement") and all rights thereunder including, without limitation, any rights to salary, bonuses, stock options, secretarial assistance, office space, etc. will be terminated as of the Termination Date.

  Cash:

  -  $200,000 upon signing

  Non-Competition Agreement:

  -  Term commencing on Termination Date through 12/31/2002.

  - No involvement with any USA Waste competitors in the solid waste business during the term

  Stock:

  - Stock grants as of Termination Date of 230,000 unregistered shares of USA Waste.







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Mr. Kosti Shirvanian
November 10, 1997
Page Two



Stock Options:


 - Stock option grant of 290,625 shares of USA Waste at closing price on Termination Date.

 - Savey Tufenkian will receive a stock option grant of 100,000 shares of USA Waste at the closing price as of May 7, 1998.

Miscellaneous:

 -   Automobile - BMW currently being used by you will be titled to you.

 - The receivable owed to Western Waste Industries relating to the Stagg Inventory will be forgiven.

     Kosti, I believe this is the proposal to which you agreed. We need to finalize this before our announcement of earnings tonight. Accordingly, if you agree to these terms, please sign the enclosed copy of this letter and return it to me via facsimile (713/512-6323).



Very truly yours,


/s/ JOHN E. DRURY

John E. Drury
Chairman and Chief Executive Officer




Agreed and Accepted by Kosti Shirvanian

/s/ KOSTI SHIRVANIAN

Kosti Shirvanian


November 11, 1997.